Exhibit 5.2

[Conyers Dill & Pearman Letterhead]

31 October 2017	Matter No: 357032 Doc Ref: Legal - 13112439.4
XLIT Ltd. O’Hara House, One Bermudiana Road, Hamilton HM 08, Bermuda and XL Group Ltd	+1 345 814 7352 charlie.pywell@conyersdill.com
O’Hara House,
One Bermudiana Road,
Hamilton HM 08,
Bermuda

Dear Sirs

XLIT Ltd.

We have acted as special Cayman Islands legal counsel to XLIT Ltd., an exempted company incorporated in the Cayman Islands (the “Company”) in connection with the Registration Statement on Form S-3 of the Company and XL Group Ltd, a Bermuda exempted company (the “Guarantor”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 31 October 2017 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the offering from time to time by the Company of:

(i)
senior debt securities of the Company (the “Senior Debt Securities”), guaranteed by the Guarantor (such guarantee, the “Senior Guarantee”), which may be issued in one or more series under an indenture dated as of September 30, 2011 between the Company, as issuer, XL Group plc, an Irish public limited company (the “Original Guarantor”) and the Guarantor, as guarantors, and Wells Fargo Bank, National Association as trustee (the “Trustee”), as supplemented by (i) the first supplemental indenture thereto dated as of September 30, 2015, among the Company, the Original Guarantor and the Trustee, (ii) the second supplemental indenture thereto dated as of November 21, 2013, among the Company, the Guarantor, the Original Guarantor and the Trustee, (iii) the third supplemental indenture thereto dated as of July 25, 2016, among the Company, the Guarantor, the Original Guarantor and the Trustee and (iv) the fourth supplemental indenture thereto, dated as of August 3, 2016, among the Company, the Guarantor and the Trustee (the “Senior Debt Indenture”), which is incorporated by reference as an exhibit to the Registration Statement; and

(ii)
subordinated debt securities of the Company (together with the Senior Debt Securities, the “Debt Securities”), guaranteed by the Guarantor (such guarantee, together with the Senior Guarantee, the “Guarantees” and the Guarantees together with the Debt Securities, the “Securities”), which may be issued in one or more series under an indenture dated as of March 30, 2015 among the Company, the Original Guarantor, and the Trustee, as supplemented by (i) the first supplemental indenture thereto dated as of March 30, 2015, among the Company, the Original Guarantor and the Trustee, (ii) the second supplemental indenture thereto dated as of July 25, 2016, among the Company, the Guarantor, the Original Guarantor and the Trustee, (iii) the third supplemental indenture thereto dated as of August 3, 2016, among the Company, the Guarantor, the Original Guarantor and the Trustee and (iv) the fourth supplemental indenture thereto, dated as of June 29, 2017, among the Company, the Guarantor and the Trustee (together with the Senior Debt Indenture, the “Indentures”), which is incorporated by reference as an exhibit to the Registration Statement.

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Indentures.

We have also reviewed:

(i)
the memorandum of association of the Company adopted by special resolution dated 8 November 2011 and the articles of association of the Company adopted by special resolution on 4 August 2016, each as certified by the Assistant Secretary of the Company on 31 October 2017 (together, the “Constitutional Documents”);

(ii)
the minutes (the “May 2011 Board Minutes”) of the meeting (the “May 2011 Board Meeting”) of the board of directors of the Company held on 5 May 2011, the minutes (the “SFC Minutes”) of a meeting (the “SFC Meeting”) of the special pricing committee of the board of directors of the Company dated 24 June 2011, the minutes (the “October 2013 Board Minutes”) of a meeting (the “October 2013 Board Meeting”) of the board of directors of the Company held on 24 October 2013, the minutes (the “October 2014 Board Minutes”) of a meeting (the “October 2014 Board Meeting”) of the board of directors of the Company held on 30 October 2014, the minutes (the “February 2015 Board Minutes”) of a meeting (the “February 2015 Board Meeting”) of the board of directors of the Company held on 19 February 2015, the minutes (the “March 2015 Board Minutes”) of a meeting (the “March 2015 Board Meeting”) of the board of directors of the Company held on 2 March 2015, the minutes (the “June 2016 Board Minutes”) of a meeting of the board of directors of the Company held on 30 June 2016 (the “June 2016 Board Meeting”), the extract of the minutes (the “May 2017 Board Minutes”) of a meeting (the “May 2017 Board Meeting”) of the board of directors of the Company held on 31 May 2017, and the extract of the minutes (the “October 2017 Minutes”, and the May 2011 Board Minutes, the SFC Minutes, the October 2013 Board Minutes, the October 2014 Board Minutes, the February 2015 Board Minutes, the March 2015 Board Minutes, the June 2016 Board Minutes, the May 2017 Board Minutes and the October 2017 Board Minutes, together, the "Minutes") of the board of directors of the Company held on 26 October 2017 (the “October 2017 Board Meeting”, and the May 2011 Board Meeting, the SFC Meeting, the October 2013 Board Meeting, the October 2014 Board Meeting, the February 2015 Board Meeting, the March 2015 Board Meeting, the June 2016 Board Meeting, the May 2017 Board Meeting and the October 2017 Board Meeting, together, the "Meetings");

(iii)	a certificate of the Assistant Secretary of the Company dated 31 October 2017, certifying certain matters with respect to the Company; and

(iv)
a certificate of good standing issued by the Registrar of Companies in the Cayman Islands (the “Registrar”) in relation to the Company (the “Certificate of Good Standing”) on 30 October 2017 (the “Certificate Date”),

and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that the Constitutional Documents reviewed by us remain in full force and effect and have not been amended, (c) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (d) the capacity, power and authority of each of the parties to the Indentures and the Debt Securities issuable under the Indentures, other than the Company, to enter into and perform its respective obligations under the Indentures and the Debt Securities issuable under the Indentures, (e) the due execution and delivery of the Indentures and the Debt Securities issuable under the Indentures by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (f) the Debt Securities have been and will be issued and authenticated in accordance with the provisions of the Indentures, (g) the accuracy and completeness of all factual representations made in the Indentures and other documents reviewed by us, (h) that the resolutions contained in the Minutes were validly passed, remain in full force and effect and have not been rescinded, amended or supplemented and that each of the Meetings was a duly convened, constituted and quorate meeting of the board of directors of the Company or a validly formed committee thereof (as applicable), (i) that where any act is required to be performed by the Company under the Indentures or the Debt Securities, it will be performed in accordance with applicable Cayman Islands law, (j) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (k) the validity, enforceability and binding effect under the laws of the jurisdictions expressed to govern the Indentures and the Debt Securities (the “Foreign Laws”) of the Indentures and the Debt Securities in accordance with their respective terms, and (l) that on the date of entering into the Indentures and issuing Debt Securities thereunder the Company was and is, and after entering into the Indentures and issuing Debt Securities will be, able to pay its liabilities as they become due.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Indentures or the Debt Securities. In particular, the obligations of the Company under the Indentures and the Debt Securities (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Indentures and the Debt Securities issued thereunder if there are other proceedings in respect of those Indentures or Debt Securities issued thereunder simultaneously underway against the Company in another jurisdiction.

We express no opinion as to the enforceability of any provision of any document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures or the Debt Securities and enforce the remainder of the Indentures or the Debt Securities or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures in this regard.

We note that certain of the documents reviewed by us have been dated “as of” a certain date.  Whilst parties to an agreement may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date “as of” which it is expressed to be executed and delivered, the agreement only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, take effect only from the actual date of execution and delivery.

Any provision of a document governed by Cayman Islands law expressly or impliedly providing that certain statements, calculations and/or certificates will be conclusive and binding may not be effective if such statements, calculations or certificates are incorrect on their face or fraudulent and will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely to and for the benefit and use of the addressees in connection with the Registration Statement and the issuance of the Securities and, save as follows, is not to be relied upon by any other person, firm or entity or in respect of any other matter. This opinion may be relied upon by Skadden, Arps, Slate, Meagher & Flom LLP solely for the purposes of any legal opinion that they may be required to give with respect to the Registration Statement.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (2016 Revision) of the Cayman Islands (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar has no knowledge that the Company is in default under the Law.

2.
The Company has (or will have) the necessary corporate power and authority under the Constitutional Documents to enter into and perform its obligations under the Indentures and the Debt Securities issuable under each such Indenture.

3.
The execution and delivery of the Indentures by the Company, the Debt Securities issued pursuant to the Indentures and the performance by the Company of its obligations thereunder does not violate and will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands.

4.
The execution and delivery of the Indentures by the Company and the issuance, sale and payment for the Debt Securities issued pursuant to the Indentures have been duly authorised by the Company and, when such Debt Securities are signed by a director of the Company on behalf of the Company and, if appropriate, authenticated in the manner set forth in the Indentures and delivered against due payment therefor, the Debt Securities issued pursuant to the Indentures will be duly executed, issued and delivered and will constitute the legal, valid, binding and enforceable obligations of the Company under the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “legal matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Securities Act of 1933 (the “Act”) or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman